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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C. 20549
                          _________________________

                                  Form 8-K

                               CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported):  March 17, 2003

                               DAN RIVER INC.
           (Exact name of registrant as specified in its charter)

                       Commission file number 1-13421



            GEORGIA                          58-1854637
     (State or other jurisdiction of         (I.R.S. Employer
     incorporation or organization)          Identification No.)

          2291 Memorial Drive                24541
          Danville, Virginia                 (Zip Code)
          (Address of principal executive offices)

   Registrant's telephone number, including area code:  (434) 799-7000

















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Item 5.   Other Events and Regulation FD Disclosure.
          -----------------------------------------

     On March 17, 2003, we filed a news release concerning refinancing of Dan River's senior credit facility and its 10 1/8% senior subordinated notes due 2003. The text of the news release is as follows:

     DANVILLE, VIRGINIA, MARCH 17, 2003 -- Dan River Inc. (NYSE: DRF) announced today that it has launched a refinancing that will include a new senior secured credit facility of up to $200 million (with respect to which Dan River has entered into a commitment letter with a bank), consisting of a five-year revolving credit facility and a five-year term loan, and a $150 million offering of senior notes due 2009 in an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933. Dan River intends to offer to exchange the unregistered notes for substantially identical registered senior notes following the completion of the offering.

     Dan River intends to use the net proceeds from the offering, together with borrowings under the new senior credit facility, to: (i) repay all borrowings outstanding under its existing credit agreement; (ii) redeem all of its outstanding 10 1/8% senior subordinated notes due 2003; and (iii) pay related fees and expenses.

     The senior notes will not be registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States or outside the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws.

                                    ###

     This press release contains forward-looking statements concerning Dan River's planned refinancing. The terms and timing of any actual financing transactions will depend upon prevailing market conditions and other factors. There can be no assurance that the financing transactions discussed in this press release will be completed on the terms outlined herein or at all.
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                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   DAN RIVER INC. (Registrant)



Date:  March 17, 2003              /s/ Harry L. Goodrich
                                   ---------------------------------
                                   Harry L. Goodrich
                                   Vice President